Exhibit 99.1

Amarantus to Participate in the Eighth Annual OneMedForum Conference on
January 12 - 13, 2015

SAN FRANCISCO, CA and GENEVA, SWITZERLAND – January 8, 2015 - Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the development of diagnostics in Alzheimer’s disease and therapeutic products in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced that it will participate in the Eighth Annual OneMedForum on January 12 - 13, 2015, at the Marriott Marquis in San Francisco, CA.

The Company will present an overview of its investigational drug MANF (mesencephalic-astrocyte-derived neurotrophic factor) for the treatment of Retinitis Pigmentosa (RP) and Retinal Artery Occlusion (RAO) and its Phase 2b-ready small molecule drug candidate Eltoprazine for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD LID) and Adult ADHD. The Amarantus management team will also participate in a panel discussion on Brain Health and Neurological Diseases.

MANF Development Program Presentation

Date:	Monday, January 12, 2015
Time:	4:00 p.m. Pacific Time / 7:00 p.m. Eastern Time
Presenter:	Roman Urfer, Ph.D., Chief Development Officer at NeuroAssets

Brain Health and Neurological Diseases Panel

Date:	Tuesday, January 13, 2015
Time:	3:00 - 3:45 p.m. Pacific Time / 6:00 - 6:45 p.m. Eastern Time
Participants:	John Commissiong, Ph.D., Chief Scientific Officer and Board of Directors
David Lowe, Ph.D., Board of Directors

Eltoprazine Development Program Presentation

Date:	Tuesday, January 13, 2015
Time:	4:20 p.m. Pacific Time / 7:20 p.m. Eastern Time
Presenter:	Charlotte Keywood, M.D., Chief Medical Officer at Amarantus

Live audio webcasts of the two presentations may be accessed via the News and Events page of the Investor Relations section of the Amarantus corporate web site under the IR Calendar at www.amarantus.com. Webcast replays will be available approximately two hours after the presentation ends and will be archived for 30 days.

About OneMedForum

OneMedForum was launched in 2008 to bring together the companies and investors that OneMedPlace was beginning to cultivate through its online community. The date and location were selected to leverage the influx of healthcare investors and company executives that gather each January in San Francisco. OneMed has continuously worked to facilitate the discovery of lesser-known quality companies, with a range of media tools, technologies, and content that have been developed over the past eight years. Since 2008, over 400 companies have presented at OneMedForum, and almost 300 leading investors have served on panels.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (mesencephalic-astrocyte-derived neurotrophic factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property (IP) around MANF, and is initially focusing on the development of MANF-based protein therapeutics.

MANF's lead indication is retinitis pigmentosa, and additional indications including Parkinson's disease, diabetes and Wolfram's syndrome are currently pursued. Further applications for MANF may include Alzheimer's disease, traumatic brain injury (TBI), myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Eltoprazine

Eltoprazine is a small molecule 5HT1a/1b partial agonist in clinical development for the treatment of Parkinson's disease levodopa-induced dyskinesia (PD LID) and Adult ADHD. Eltoprazine has been evaluated in over 600 human subjects to date, with a very strong and well-established safety profile. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression. Upon Solvay's merger with Abbott Pharmaceuticals, the Eltoprazine program was out-licensed to PsychoGenics. PsychoGenics licensed Eltoprazine to Amarantus following successful proof-of-concept trials in PD LID and adult ADHD.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's disease Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®"), which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard™"). In November 2014, AMBS entered into an exclusive option agreement with Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to acquire Cutanogen Corporation, a subsidiary of Lonza Walkersville, to develop Engineered Skin Substitute (ESS-W), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Media Contact:

Planet Communications

Deanne Eagle, Media Contact

T: (US) 917.837.5866

Source: Amarantus Bioscience Holdings, Inc.

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